Exhibit 99.1

AgFeed Industries Acquires Two Additional Producing Commercial Hog Farms, Anticipates Strong Hog Sales in the Second Quarter and High Hog Prices in China to Continue

New York, New York --(MARKET WIRE)—May 29, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industries, today announced the acquisition of two producing commercial hog farms in China’s Fujian province, including a breeding hog farm, the Company’s second such farm. AgFeed acquired 100% ownership of these farms. AgFeed’s management is already in place operating the newly acquired hog farms.

With the addition of these newly acquired hog farms, AgFeed now owns controlling interest (on average more than 90%) in 24 producing commercial hog farms in several provinces in China, including two breeder hog farms, with an aggregate annual hog production capacity of approximately 550,000 hogs. AgFeed expects these acquisitions to be immediately accretive to 2008 earnings.

AgFeed anticipates strong hog sales through the remainder of 2008. AgFeed plans to acquire additional producing commercial hog farms as several new opportunities have been identified. Building of a new hog farm takes approximately 3 to 4 years from obtaining a license to initial hog production.

AgFeed’s hog farms are strategically located in the Jiangxi Province, FuJian Province, Guangdong Province, Guangxi Province and the Shanghai area. These producing hog farms serve two of China’s wealthiest regions: the Shanghai area and the GuangDong Province. Both regions have the highest hog selling prices and the largest pork consumer base in China.

AgFeed benefits from strong synergies between its feed and hog production businesses. AgFeed has existing feed manufacturing facilities in these regions as well as management staff in place to run any newly acquired farms.

Songyan Li, Ph.D, AgFeed’s Chairman commented: ”. In early 2008, we anticipated rising hog prices throughout the year and we adjusted our hog marketing strategies in our first quarter to benefit from higher hog prices. We are pleased to see the effectiveness of such strategies as we are experiencing both significantly increasing hog sales as well as high hog selling prices." Dr. Li went on to address the effect of the recent earthquake in China's Sichuan province, stating that "[t]he earthquake in Sichuan has not negatively impacted our business. However, the Sichuan province is both one of China’s most populous regions with a population of 100 million people and a significant hog grower regionthat traditionally exports hogs to neighboring provinces. The hog losses and the necessity for Sichuan to import pork from other neighboring regions has put further stress on China’s hog supply and led to additional inflation of hog prices throughout China."”

Due to hog growth cycle of approximately 6 months from piglet size to market size, the current hogs sold in the marketplace in China were in fact born in late 2007, before a severe winter snow storm earlier this year caused significant piglet losses, particularly among backyard hog farms. It is anticipated that this loss will result in hog shortages throughout the summer months of 2008. AgFeed’s commercial hog farms were not materially impacted by the snow storm.

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S. Approximately 75% of China's total hog supply is from backyard individual hog farmers, while approximately 65% of China's total meat consumption is pork.

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Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:

U.S. Contact:
Mr. Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:

Mr. Sam Zhou, Corporate Development
AgFeed Industries, Inc.
Tel: 011-86-13925912908
Email: info@agfeedinc.com

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